UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT  REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 29, 2013

TETRA TECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19655	95-4148514
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3475 East Foothill Boulevard, Pasadena, California  91107

(Address of principal executive office, including zip code)

(626) 351-4664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Ms. Kirsten M. Volpi has been elected to the Board of Directors of Tetra Tech, Inc. (the “Registrant”), effective July 29, 2013, to serve until the next Annual Meeting of Stockholders or until her successor has been duly chosen and qualified.  Ms. Volpi filled a vacancy on the Board, and the Board now consists of eight members, including Ms. Volpi.  She will serve on the Audit Committee of the Board.  Pursuant to the Registrant’s compensation policy for non-employee directors, Ms.Volpi received in connection with her election (i) a pro rata portion of the annual cash retainer for 2013, and (ii) a non-qualified option to purchase 8,000 shares of common stock under the Registrant’s 2005 Equity Incentive Plan at $23.52 per share, the fair market value (closing price) of a share of common stock on the grant date.

Ms. Volpi serves at the Colorado School of Mines as the Executive Vice President for Finance and Administration, Chief Financial Officer, and Treasurer. She previously served on the U.S. Olympic Committee as the Chief Administrative Officer.  In previous positions, Ms. Volpi served in various financial management roles for Rensselaer Polytechnic Institute, the University of Colorado Foundation and the American Water Works Association.  Ms. Volpi holds a Bachelor of Science in Accounting from the University of Colorado and is a Certified Public Accountant.

A copy of the press release issued by the Registrant concerning the foregoing is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.       Financial Statements and Exhibits.

(d)       Exhibits

99.1                    Press Release dated July 30, 2013 regarding the election of Kirsten M. Volpi to the Registrant’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA TECH, INC.

Date:	July 30, 2013	By:	/S/ DAN L. BATRACK
Dan L. Batrack
Chairman and Chief Executive Officer